Exhibit 99.1

PRELIMINARY- SUBJECT TO COMPLETION

C/O CORPORATE ELECTION SERVICES P.O. BOX 1150 PITTSBURGH PA 15230

VOTE BY TELEPHONE

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Telephone and Internet access is available 24 hours a day, 7 days a week.

In order to be counted in the final tabulation, your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on             , 2016 if you are a participant in the Ashland Inc. Employee Savings Plan, Ashland Inc. Union Employee Savings Plan, Ashland Inc. Leveraged Employee Stock Ownership Plan or the International Specialty Products Inc. 401(k) Plan, or by 6:00 a.m. on             , 2016 if you are a registered shareholder.

i    Proxy card must be signed and dated below. Please fold and detach card at perforation before mailing.    i

ASHLAND INC.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Special Meeting of Shareholders on             , 2016.

The undersigned hereby appoints William A. Wulfsohn and Peter J. Ganz, and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Ashland Inc. Common Stock that the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on             , 2016, and at any adjournment thereof.

Date:

(Sign Here)

INSTRUCTIONS: Please sign exactly as your name appears on this proxy. When signing as a fiduciary or on behalf of a corporation, bank, trust company, or other similar entity, your title or capacity should be shown.

Please sign, date, and return your proxy promptly in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.

i    Please fold and detach card at perforation before mailing.    i

ASHLAND INC.	PROXY

If you do not provide voting instructions, your proxy will be voted FOR proposals 1 and 2. The Board of Directors recommends a vote FOR proposals 1 and 2.

1.	The approval of the Agreement and Plan of Merger dated May 31, 2016, by and among Ashland Inc., Ashland Global Holdings Inc. and Ashland Merger Sub Corp. to create a new holding company for Ashland Inc., as set forth in the Proxy Statement.

❑ FOR	❑ AGAINST	❑ ABSTAIN

2.	The approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of the reorganization proposal.

❑ FOR	❑ AGAINST	❑ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)